                                 July 16, 1990


David M. Fender
Thor Energy Resources, Inc.
P. O. Box 307
Tyler, Texas 75710

Dear Mr. Fender:

         Thor Energy Resources, Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that in light of current economic and market conditions, the possibility of a change in control exists, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

         The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company. The Board has also determined that it is in the best interest of the Company and its stockholders to ensure your continued availability to the Company in the event of a "potential change in control" (as defined in Section 2 hereof).

         In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Subsection 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a Change in Control (as defined in Section 2 hereof) under the circumstances described below.

         1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1990; provided, however, that commencing on January 1, 1991 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further that notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term in effect immediately before such Change in Control.

July 16, 1990
Page 2


         2. Change in Control. (i) No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) the business of the Company for which your services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise.

                 (ii) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (C) any person (other than persons beneficially owning securities of the Company representing 9.5% or more of the combined voting power of the Company's currently outstanding securities as of the date hereof) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company occurring after the date hereof or within 30 days prior to the date hereof, you will remain in the employ of the Company for a period of six (6) months from the occurrence of such potential change in control of the Company. If more than one potential change in control occurs during the term of this Agreement, the provisions of the preceding sentence shall be applicable to each potential change of control occurring prior to the occurrence of a Change in Control.

         3. Termination Following Change in Control. If any of the events described in Subsection 2(i) hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iv) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death or Retirement, (B) by the Company for Cause or Disability, or (C) by you other than for Good Reason.

July 16, 1990
Page 3



              (i) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability".
Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, it shall be made by any adult member of your immediate family), and approved by the Company.
The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement. Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

             (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

            (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

                          (A)     the assignment to you of any duties
         inconsistent with your status as President and Chief Executive Officer of the Company, your removal from the position of President and Chief Executive Officer of the Company, or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

                          (B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

July 16, 1990
Page 4



                          (C) the relocation of the Company's principal executive offices to a location more than fifty miles from Tyler, Texas or the Company's requiring you to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

                          (D) the failure by the Company to continue in effect any compensation plan in which you participate, including but not limited to the Company's Amended and Restated 1986 Stock Option Plan (the "1986 Option Plan") or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

                          (E) the failure by the Company to continue to provide you with benefits at least as favorable to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control;

                          (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                          (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

                 (iv) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

              (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection

July 16, 1990
Page 5


(ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notified the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         4. Compensation Upon Termination or During Disability. Following a Change in Control of the Company, as defined by Subsection 2(i), upon termination of your employment or during a period of Disability you shall be entitled to the following benefits:

              (i) During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you as long-term disability benefits under any employee benefit plan during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company's insurance programs then in effect and the Company's Retirement Plan (the "Retirement Plan").

             (ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to you pursuant to the Retirement Plan and the Company shall have no further obligations to you under this Agreement.

            (iii) If your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's retirement and insurance programs then in effect, as well as the Retirement Plan.

July 16, 1990
Page 6


             (iv) If your employment shall be terminated (a) by the Company other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

                          (A) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given;

                          (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment (the "Severance Payment") equal to 2.99 times the average of the annual compensation which was payable to you by the Company (or any corporation ("Affiliate") affiliated with the Company within the meaning of section 1504 of the Internal Revenue Code of 1986 (the "Code")) and includable in your gross income for Federal income tax purposes for the five calendar years (the "Base Period") preceding the earlier of the calendar year in which a change in control of the Company occurred or the calendar year of the Date of Termination. Such average shall be determined in accordance with applicable regulations promulgated under section 280G(d) of the Code. For purposes of this Subsection 4(iv) a "change in control of the Company" shall have the meaning set forth in section 280G(d) of the Code and any temporary or final regulations promulgated thereunder.

                          (C) The Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by you in connection with your termination of employment or contingent upon a Change in Control of the Company (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company or an Affiliate) unless (1) you shall have effectively waived your receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (2) in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you, such other payment or benefit does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or (3) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payment or benefits which constitute "parachute payments" within the meaning of section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4) of the Code, and such payments are deductible by the Company. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

                          (D) Except to the extent that such payments would result, under paragraph (C) above, in a reduction in the Severance
         Payment:

                                  (1)      The Company shall pay to you, not
                          later than the fifth day following the Date of Termination, a lump sum amount equal to the amount of any incentive compensation which has been allocated or

July 16, 1990
Page 7


                          awarded to you for a fiscal year or other measuring period preceding the Date of Termination but has not yet been paid.

                                  (2)      The Company shall also pay to you
                          all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                                  (3)      For a twenty-four (24) month period
                          after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving or entitled to receive immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(iv) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Company.

                                  (4)      In addition to the retirement
                          benefits to which you are entitled under the Retirement Plan or any successor plans thereto, the Company shall pay you in one sum in cash on the fifth day following the Date of Termination, a lump sum equal to the actuarial equivalent of the excess of
                          (x) the retirement pension (determined as a straight life annuity commencing at age 65) which you would have accrued under the terms of the Retirement Plan (without regard to any amendment to the Retirement Plan made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner, the computation of the retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) twenty-four (24) additional months of service credit thereunder at your highest annual rate of compensation during the twelve (12) months immediately preceding the Date of Termination (but in no event shall you be deemed to have accumulated additional months of service credit after your sixty-fifth (65th) birthday), over (y) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65)) which you had then accrued pursuant to the provisions of the Retirement Plan. For purposes of clause (x), the term "compensation" shall include amounts payable pursuant to Subsection 4(iv) (B) hereof, and amounts payable pursuant to Subsection 4(iv) (B) hereof shall be deemed to represent twenty-four (24) months of compensation (or such lesser number of months of compensation to your sixty-fifth (65th) birthday) for purposes of determining benefits under the Retirement Plan. For purposes of this Subsection, "actuarial equivalent" shall be determined

July 16, 1990
Page 8


                          using the same methods and assumptions utilized under the Retirement Plan immediately prior to the Change in Control.

                          (E) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of you and the Company in applying the terms of this Subsection 4(iv), the aggregate "parachute payments" paid to or for your benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by the Company or its Affiliates by reason of section 280G of the Code, then you shall have an obligation to pay the Company upon demand an amount equal to the sum of (1) the excess of (x) the aggregate "parachute payments" paid to you or for your benefit over
         (y) the highest amount of the aggregate "parachute payments" that could have been paid to you or for your benefit without any portion of such "parachute payments" being disallowed as a deduction by reason of section 280G of the Code; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable Federal rate (as defined in section 1274(d) of the Code) from the date of your receipt of such excess until the date of such payment.

              (v) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this
Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this Section 4.

             (vi) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Retirement Plan and any other plan or agreement relating to retirement benefits.

         5. Successors; Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

             (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in

July 16, 1990
Page 9


accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

         6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

         8. Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's awarded in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

July 16, 1990
Page 10


                                        Sincerely,

                                        THOR ENERGY RESOURCES, INC.



                                        By:      ______________________________
                                        Its:     ______________________________


AGREED TO THIS 16th DAY OF JULY, 1990.



                                        _______________________________________
                                        David M. Fender